Ex. 10.2

SUBSCRIPTION AND EQUITY COMMITMENT AGREEMENT

BY AND BETWEEN

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

AND

TIME WARNER MEDIA HOLDINGS B.V.

DATED AS OF APRIL 30, 2012

SUBSCRIPTION AND EQUITY COMMITMENT AGREEMENT

SUBSCRIPTION AND EQUITY COMMITMENT AGREEMENT (this “Agreement”), dated as of April 30, 2012, by and between Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands (“Investor”), and Central European Media Enterprises Ltd., a Bermuda company (the “Company”).  Capitalized terms used in this Agreement have the meaning set forth in Section 8.1.

RECITALS

WHEREAS, the Company intends to repurchase certain of its outstanding debt (the “Repurchases”) for cash and/or newly issued shares of the Company’s Class A Common Stock, par value $0.08 per share (the “Class A Common Stock”), in one or more transactions, which may involve the commencement of a tender offer for 2013 Notes, 2014 Notes and 2016 Notes, privately negotiated transactions, open market repurchases and exchanges of newly issued securities of the Company for outstanding convertible debt securities conducted pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, to finance all or a portion of the Repurchases, the Company may use the proceeds of (i) unsecured loans aggregating up to $300 million principal amount, upon the terms and conditions set forth in that certain Term Loan Facilities Credit Agreement (the “Credit Agreement”), by and among Time Warner Inc., as Administrative Agent, the Company and the Lender Parties thereto from time to time, dated as of the date hereof (the “Time Warner Loans”) or (ii) one or more offerings of the Company’s Class A Common Stock;

WHEREAS, Investor has agreed to purchase from the Company newly issued Class A Common Stock pursuant to this Agreement; and

WHEREAS, in connection with the contemplated purchase of Class A Common Stock by Investor, the Company, Investor, Ronald S. Lauder, RSL Savannah LLC, a Delaware limited liability company, RSL Investments Corporation, a Delaware limited liability company, and RSL Capital LLC, a New York limited liability company, have entered into the Investor Rights Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE OF SUBSCRIPTION SHARES

1.1.           Purchase of Subscription Shares.  Upon the terms and subject to the conditions set forth herein, Investor hereby subscribes for and agrees to purchase, and the Company agrees to issue and sell to Investor, the number of shares of Class A Common Stock such that, immediately after the Subscription Closing (as defined below), and after giving effect to the shares of Class A Common Stock to be issued pursuant to the RSL Subscription Agreement, Investor will own forty percent (40%) of the Relevant Equity Securities (which shall be at least 9,500,000 shares) (the “Subscription Shares”) at a price per share of $7.51 (the “TW Purchase Price”) totaling aggregate proceeds to the Company equal to the product of the TW Purchase Price multiplied by the number of Subscription Shares (the “Subscription Proceeds”).  The Subscription Proceeds shall be paid in full in immediately available funds at the Subscription Closing.

1.2.           Subscription Closing.

(a)           Subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE V, unless this Agreement shall have been terminated pursuant to its terms, the closing of the purchase and sale of the Subscription Shares (the “Subscription Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 no later than the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE V (excluding conditions that, by their nature, cannot be satisfied until the Subscription Closing, but subject to the satisfaction or waiver of such conditions at the Subscription Closing) or at such date and time as the parties may agree to in writing (the “Subscription Closing Date”).

(b)           On the Subscription Closing Date, (a) the Company shall deliver to Investor (i) a certificate representing the Subscription Shares to be purchased on such date, registered in Investor’s name and bearing legends substantially in the form set forth herein against payment by or on behalf of Investor of the Subscription Proceeds by wire transfer in immediately available funds to the account designated by the Company and shall register Investor in its register of shareholders as the holder of such Subscription Shares, provided, however, that if any Time Warner Loans are outstanding on the Subscription Closing Date, the payment of the Subscription Proceeds may be satisfied by evidence of cancellation of outstanding principal amount, accrued interest (calculated up to and including the day prior to the Subscription Closing Date), fees and penalties on the Time Warner Loans in an amount equal to the number of Subscription Shares multiplied by the TW Purchase Price. (ii) a calculation of the Relevant Equity Securities outstanding on the Subscription Closing Date certified by an authorized officer of the Company, and (iii)  all other documents and certificates required to be delivered to Investor pursuant to Section 5.2; and (b) Investor shall deliver all documents and certificates required to be delivered to the Company pursuant to Section 5.3.  In the event Investor and the Company continue to disagree as to the number of Subscription Shares that are issuable under Section 1.1, the Company and Investor agree to retain an independent calculation agent to determine the number of Subscription Shares.

1.3.           Adjustment of the Subscription Shares.  The number of Subscription Shares to be purchased by Investor at the Subscription Closing pursuant to Sections 1.1 and 1.2 and the TW Purchase Price shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock that occurs during the period between the date hereof and the Subscription Closing Date.

ARTICLE II
OPTION SHARES

2.1.           Purchase of Option Shares at Investor’s Option.  Upon the terms and subject to the conditions set forth herein, the Company hereby grants to Investor the right to purchase the Option Shares (the “Investor Option”) at the TW Purchase Price, with the total aggregate proceeds (the “Investor Option Proceeds”) to be paid in full to the Company (or to otherwise be settled by the Company in accordance with Section 2.6(c)) on the Investor Option Closing Date (defined below).  Notwithstanding the foregoing, in no event shall the purchase of the Option Shares to be issued pursuant to the Investor Option cause the number of shares of Class A Common Stock owned by Investor on the Investor Option Closing Date together with any shares of Class A Common Stock underlying the Series A Convertible Preferred Share to exceed the Standstill Cap.  If the Investor delivers an Investor Option Notice requesting a number of Option Shares together with any shares of Class A Common Stock underlying the Series A Convertible Preferred Share that the Company believes would cause the Investor to exceed the Standstill Cap, the Company shall promptly notify the Investor in a writing that specifies the highest number of Option Shares together with any shares of Class A Common Stock underlying the Series A Convertible Preferred Share the Company believes it could issue to Investor without exceeding the Standstill Cap (together with supporting documentation and a certificate of the Company’s transfer agent).

2.2.           Exercise of Investor Option.

(a)           Investor Option Notice Period.  The Investor Option shall only be exercisable by Investor giving notice irrevocably and in writing to the Company (the “Investor Option Notice”) at any time from and after the earlier to occur of (x) the 180th day following the Loan Disbursement Date (as defined below) and (y) the 10th Business Day following the Company’s receipt of an amount of Net Proceeds from Equity Offerings equal to the Proceeds Cap.

(b)           Requirements of Investor Option Notice.  Any Investor Option Notice shall specify (i) the date (the “Investor Option Closing Date”) for the Investor Option Closing (as defined below), provided that a valid exercise of the Investor Option in accordance with this Agreement shall require that the Investor Option Closing Date must be a Business Day no less than four Business Days following the delivery of such Investor Option Notice but in any event no later than the Option Expiration Date and (ii) the number of Option Shares determined in accordance with the definition thereof to be purchased on the Investor Option Closing Date.

(c)           Sale and Purchase of Option Shares.  If an Investor Option Notice is validly delivered to the Company in accordance with this Agreement, Investor and the Company shall be obligated to complete the sale and purchase of the Option Shares (the “Investor Option Closing”) on the Investor Option Closing Date.

2.3.           Sale of Option Shares at the Company’s Option.  Upon the terms and subject to the conditions set forth herein, Investor hereby grants to the Company the right to cause Investor to purchase the Option Shares (the “Company Option”) at the TW Purchase Price, with the total aggregate proceeds (the “Company Option Proceeds”) to be paid in full to the Company (or to otherwise be settled by the Company in accordance with Section 2.6(c)) on the Company Option Closing Date (defined below).  Notwithstanding the foregoing, in no event shall the purchase of the Option Shares to be issued pursuant to the Company Option cause the number of shares of Class A Common Stock owned by Investor on the Company Option Closing Date together with any shares of Class A Common Stock underlying the Series A Convertible Preferred Share to exceed the Standstill Cap.  If the Company delivers a Company Option Notice requesting a number of Option Shares together with any shares of Class A Common Stock underlying the Series A Convertible Preferred Share that the Investor believes would cause the Investor to exceed the Standstill Cap, the Investor shall promptly notify the Company in a writing that specifies the highest number of Option Shares together with any shares of Class A Common Stock underlying the Series A Convertible Preferred Share the Investor believes could be issued to it by the Company without exceeding the Standstill Cap (together with supporting documentation and a certificate of the Company’s transfer agent).

2.4.           Exercise of Company Option.

(a)           Company Option Notice Period.  The Company Option shall only be exercisable by the Company giving notice irrevocably and in writing to Investor (the “Company Option Notice”) at any time from and after the first drawing of any funds under the Time Warner Loans (the “Loan Disbursement Date”); provided that prior to the 180th day following the Loan Disbursement Date, the Company Option may be exercised by the Company only if the Company Option Proceeds would be sufficient to repay in their entirety any Time Warner Loans outstanding on the Company Option Closing Date.

(b)           Requirements of Company Option Notice. Any Company Option Notice shall specify (i) the date (the “Company Option Closing Date”) for the Company Option Closing (as defined below), provided that a valid exercise of the Company Option in accordance with this Agreement shall require that the Company Option Closing Date must be a Business Day no less than four Business Days following delivery of such Company Option Notice and in any event no later than the Option Expiration Date and (ii) the number of Option Shares determined in accordance with the definition thereof to be purchased on the Company Option Closing Date.

(c)           Sale and Purchase of Option Shares.  If a Company Option Notice is validly delivered to the Investor in accordance with this Agreement, Investor and the Company shall be obligated to complete the sale and purchase of the Option Shares (the “Company Option Closing”) on the Company Option Closing Date.

2.5.           Issuance of Series A Convertible Preferred Share.  In the event that the number of Option Shares to be issued to Investor pursuant to Section 2.2 or Section 2.4 of this Agreement, when aggregated with the outstanding shares of Class A Common Stock of any group (as this term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that includes Investor and any of its Affiliates, results in such group being a beneficial owner (as this term is used in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A Common Stock of the Company (the “Group Cap”), the Company shall be required to (a) issue such number of shares of Class A Common Stock such that the Group Cap would not be exceeded and (b) issue to Investor a single Series A Convertible Preferred Share that is convertible into such number of shares of Class A Common Stock equal to the difference between the number of Option Shares which would have been issued to Investor but for the Group Cap and the number of Option Shares issued pursuant to clause (a) of this Section 2.5.

2.6.           Investor Option Closing or Company Option Closing; Investor Option Proceeds or Company Option Proceeds.

(a)           Any Investor Option Closing or Company Option Closing shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 on the Investor Option Closing Date or Company Option Closing Date, as applicable, set forth in the corresponding Investor Option Notice or Company Option Notice, as the case may be.

(b)           On the Investor Option Closing Date or the Company Option Closing Date, as the case may be:

(i)           the Company shall deliver to Investor a certificate representing the shares of Class A Common Stock purchased pursuant to the Company Option or the Investor Option, as applicable, and, to the extent applicable, the Series A Convertible Preferred Share to be purchased on such date, registered in Investor’s name and bearing legends substantially in the form set forth herein, and the Company shall register Investor in its register of shareholders as the holder of such shares of Class A Common Stock purchased pursuant to the Company Option or the Investor Option, as applicable, and the Series A Convertible Preferred Share; and

(ii)           Investor shall deliver to the Company payment by or on behalf of Investor of the Investor Option Proceeds or the Company Option Proceeds, as the case may be, by wire transfer in immediately available funds to the account designated by the Company.

(c)           Notwithstanding any other provision of this Article II, to the extent that any portion of the Time Warner Loans shall be outstanding on the Investor Option Closing Date or the Company Option Closing Date, as the case may be, the payment of the Investor Option Proceeds or the Company Option Proceeds, as the case may be, may be satisfied by evidence of the cancellation of the outstanding principal amount and accrued interest (calculated to the day up to and including the day prior to the Investor Option Closing Date or the Company Option Closing Date, as applicable), fees and penalties on the Time Warner Loans, equaling the TW Purchase Price multiplied by the sum of the number of shares of Class A Common Stock purchased pursuant to the Company Option or the Investor Option, as applicable, plus the number of shares of Class A Common Stock issuable upon conversion of the Series A Convertible Preferred Share.

(d)           The TW Purchase Price shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock that occurs during the period between the date hereof and the Company Option Closing Date or the Investor Option Closing Date, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.           Representations and Warranties of the Company.  As of the date of this Agreement and the Subscription Closing Date, the Company represents and warrants to Investor as follows:

(a)           Organization and Standing.  The Company is duly organized as an exempted company, limited by shares, validly existing and in good standing under the laws of Bermuda.  The Company has all requisite power and authority to conduct its business as presently conducted and as disclosed in the Company Reports.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as currently conducted, except where the failure of any Subsidiary to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.  The Company’s Memorandum of Association, as in effect on the date hereof, and the Company’s Bye-laws, as in effect on the date hereof, are each filed as exhibits to the Company Reports.

(b)           Shares.  When the certificates evidencing the Subscription Shares, the Option Shares, the shares of Class A Common Stock issued to the Investor pursuant to the terms of the Side Letter and the Series A Convertible Preferred Share (collectively, the “Shares”) have been delivered to Investor against payment therefor as provided in this Agreement, the Shares will be validly issued, fully paid and non-assessable shares of the Company, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, other than restrictions on transfer imposed by federal or state securities Laws and the Company’s Bye-laws, and the rights and restrictions contemplated by the Company Agreements, the Investor Rights Agreement and the Voting Agreement.  Assuming the accuracy of all representations and warranties of Investor set forth in Section 3.2, the offer and issuance by the Company of the Shares is either exempt from registration under, or at the time of issuance shall be registered under, all applicable securities Laws, including the Securities Act and “blue sky” laws.

(c)           Authorization, Execution and Delivery and Enforceability.  The Company has all requisite corporate power and corporate authority to enter into and to perform its obligations under the Company Agreements, to consummate the transactions contemplated hereby and thereby and to issue the Shares in accordance with the terms thereof.  The execution and delivery of the Company Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company including, without limitation, a special committee of the Company’s Board of Directors comprising directors independent from Investor and Ronald S. Lauder.  Each of the Company Agreements has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.

(d)           Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, of which 56,892,114 shares are issued and outstanding, (ii) 15,000,000 shares of Class B Common Stock, par value $0.08 per share (the “Class B Common Stock”), of which 7,516,936 shares are issued and outstanding and (iii) 5,000,000 shares of preferred stock, par value $0.08 per share (the “Preferred Stock”), of which no shares have been designated or are outstanding.  All of the issued and outstanding shares of the Company’s capital stock are duly and validly authorized and issued and are fully paid and nonassessable.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements and the Investor Rights Agreement, no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company’s Board of Directors.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements, the Investor Rights Agreement and the TW Registration Rights Agreement, the Company is not a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.  Except as disclosed in the Company Reports filed prior to the date hereof or as contemplated by the Company Agreements and the RSL Registration Rights Agreement, no Person has the right to require the Company to register any securities for sale under the Securities Act.

(e)           Subsidiaries.  Except as disclosed in the Company Reports, none of the Company or any of its Subsidiaries (i) has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of any Subsidiary of the Company (other than any such obligation to the Company or any Subsidiary of the Company arising from time to time in connection with any internal restructuring or reorganizations of the Company’s Subsidiaries).

(f)           No Conflicts.  Neither the execution and delivery by the Company of this Agreement and the other Company Agreements, the RSL Subscription Agreement or the RSL Registration Rights Agreement nor the performance by the Company of any of its obligations under this Agreement, the other Company Agreements, the RSL Subscription Agreement or the RSL Registration Rights Agreement, nor the consummation of the transactions contemplated hereby and thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of, (i) any provision of the governing documents of the Company or its Subsidiaries, (ii) the material broadcast licenses or franchises to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit or concession to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound, (iv) any Law applicable to the Company or its Subsidiaries or to their properties or assets, except, with respect to clauses (iii) and (iv) above, to the extent that any of the foregoing would not have a Material Adverse Effect.

(g)           Consents and Approvals.  Except for such Consents and Governmental Approvals that have been previously received and the Requisite Vote, no Consent or Governmental Approval is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(h)           Company Reports.  The Company has timely filed all Company Reports.  As of their respective dates, the Company Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(i)            Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against Investor for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of the Company.

(j)            Regulation D.  Neither the Company nor any Person acting on its behalf has offered to sell, or sold, the Shares by any form of general solicitation or general advertising (as those terms are used within the meaning of Regulation D (“Regulation D”) under the Securities Act).  Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Shares to be integrated with any prior offering by the Company in a manner that could require the registration of the Shares under the Securities Act.

(k)           NASDAQ.  Shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed on the NASDAQ Global Select Market (“NASDAQ”), and trading in Class A Common Stock has not been suspended and the Company has taken no action designed to terminate the registration of the Class A Common Stock under the Exchange Act or to delist the Class A Common Stock from the NASDAQ.

(l)            No Litigation.  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries or any business, property, officers, directors or rights of any such Person relating to the issuance by the Company of the Shares or the other transactions contemplated by this Agreement, the other Company Agreements, the RSL Subscription Agreement and the RSL Registration Rights Agreement, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)           Compliance with Law.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including, as applicable, in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended.  The Company represents and warrants that since (i) April 1, 2007, the Company has not, (ii) since the later of April 1, 2007 and the time a Subsidiary became a Subsidiary, each Subsidiary has not, and (iii) to the Company’s knowledge, each director, officer, agent, employee or other Person authorized to act on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries has not used or promised to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization.  No director, officer, agent, or senior manager of the Company is, to the knowledge of the Company after reasonable due diligence, a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.  The Company makes no representation in this paragraph with respect to the directors of the Company who are employees of Time Warner Inc. or one of its Subsidiaries.

(n)           Opinion of the Company’s Financial Advisor.  A copy of the fairness opinion from J.P. Morgan Limited to the Special Committee of the Company’s Board of Directors is included in the Company’s preliminary proxy statement filed with the SEC on or about the date hereof.

(o)           RSL Agreements.  The Company has provided Investor with true and complete copies of the RSL Subscription Agreement and the RSL Registration Rights Agreement in the forms to be executed and delivered by the parties thereto.

3.2.           Representations and Warranties of Investor.  As of the date of this Agreement and the Subscription Closing Date, Investor represents and warrants to the Company as follows:

(a)           Organization and Standing.  Investor is duly organized, validly existing and in good standing under the laws of the Netherlands.  Investor has all requisite power and authority to enter into the Company Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)           Authorization, Execution and Delivery and Enforceability.  The execution and delivery by Investor of the Company Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Investor.  Each of the Company Agreements to which it is a party has been duly executed and delivered by Investor and constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (b) general principles of equity, whether considered in a proceeding at Law or in equity.

(c)           No Conflicts.  Neither the execution and delivery of the Company Agreements to which it is a party by Investor, nor the performance by Investor of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of  any provision of (i) the governing documents of Investor, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument, permit, concession, franchise, license to which Investor or any of its Affiliates is a party or by which any of its properties or assets are bound, or (iii) any Law applicable to Investor or to its properties or assets which, in each case, would materially impair or delay the ability of Investor to consummate the transactions contemplated in the Company Agreements to which it is a party.

(d)           Financial Capability.  Investor will have available funds necessary to consummate the Subscription Closing on the terms and conditions contemplated by this Agreement.

(e)           Consents and Approvals.  Except for an amendment to its Schedule 13D and a Form 4, and the Consents and Governmental Approvals that have previously been received, no Consent or Governmental Approval is required on the part of Investor or its Affiliates in connection with the execution and delivery of the Company Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.  Except as publicly disclosed, none of Investor or any of its Affiliates is a party to any stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders.

(f)           Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on in such manner as to not give rise to any valid claim against the Company for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of Investor.

(g)           Purchase for Investment.  Investor acknowledges its understanding that the offering and sale of the Shares to be purchased pursuant hereto by Investor are intended to be exempt from registration under the Securities Act and that the Company is relying upon the truth and accuracy of Investor’s representations and warranties contained herein and Investor’s compliance with this Agreement in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Shares in accordance with the terms and provisions of this Agreement.  In furtherance thereof, Investor represents and warrants to the Company that:

(i)           Investor is an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, if there should be any change in such status prior to the Subscription Closing Date, Investor will immediately inform the Company of such change;

(ii)           Investor (A) has the financial ability to bear the economic risk of its investment in the Shares to be purchased pursuant hereto, (B) can bear a total loss of its investment therein at this time, (C) has no need for liquidity with respect to its investment therein, (D) has adequate means for providing for its current needs and contingencies, and (E) has such knowledge, experience and skill in evaluating and investing in issues of equity securities, including securities of new and speculative issuers, based on actual participation in financial, investment and business matters, such that it is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Shares as an investment for itself; and

(iii)           Investor has been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of the offering of the Shares to be purchased by Investor and other matters pertaining to an investment in the Shares, in order for Investor to evaluate the merits and risks of an investment in the Shares to be purchased by Investor to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(h)           No Registration.  Investor has been advised that the Shares have not been registered under the Securities Act, or any non-U.S. securities, state securities or blue sky laws, and therefore cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available.  Investor is purchasing the Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any thereof.  In making the foregoing representations, Investor is aware that it must bear, and represents that Investor is able to bear, the economic risk of such investment for an indefinite period of time.

(i)           Restrictions on Shares.  Investor is aware of and familiar with the restrictions imposed on the transfer of any Shares, including, without limitation, the restrictions contained herein or in the Company’s Bye-laws, the Company Agreements, the Investor Rights Agreement and the Voting Agreement.

ARTICLE IV
COVENANTS

4.1.           Restrictive Legends.

(a)           Investor acknowledges and agrees that the Shares and any securities issued or issuable with respect to such Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear restrictive legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (THE “COMPANY”) OR OTHERWISE AS PERMITTED BY LAW.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any such Shares upon which it is stamped, if such Shares are registered for sale under an effective registration statement filed under the Securities Act or if such Shares are proposed to be sold pursuant to an exemption from registration and the Company receives an opinion of counsel reasonably satisfactory to it with respect to compliance with such exemption.

(b)           The Shares and any securities issued or issuable with respect to such Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear a restrictive legend in substantially the following form until the earlier of (i) such time as the Investor Rights Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the Investor Rights Agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF MAY 18, 2009, BY AND AMONG THE COMPANY AND CERTAIN OF THE SHAREHOLDERS OF THE COMPANY, AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.

(c)           The Shares and any securities issued or issuable with respect to the Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear an additional restrictive legend in substantially the following form until the earlier of (i) such time as the TW Registration Rights Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the TW Registration Rights Agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A REGISTRATION RIGHTS AGREEMENT, DATED AS OF MAY 18, 2009, BY AND BETWEEN THE COMPANY AND TIME WARNER MEDIA HOLDINGS B.V., AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.

(d)           The securities of the Company subject to the Voting Agreement, and any securities issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise, shall bear a restrictive legend in substantially the following form until the earlier of (i) such time as the Voting Agreement shall have been terminated or (ii) such time as such shares (or the holder thereof) shall no longer be subject to the terms of the Voting Agreement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN IRREVOCABLE VOTING DEED AND CORPORATE REPRESENTATIVE APPOINTMENT, DATED AS OF MAY 18, 2009, BY AND AMONG THE COMPANY, RSL SAVANNAH LLC, RONALD S. LAUDER AND TIME WARNER MEDIA HOLDINGS B.V., AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).

If required by Law, Investor agrees to comply with applicable prospectus delivery requirements in connection with any sale or transfer of the Shares, including those represented by a certificate(s) from which the legend has been removed.

4.2.           Consents and Approvals.

(a)           From and after the date hereof, the Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, any Consents and Governmental Approvals required on the part of the Company in connection with the transactions contemplated by the Company Agreements.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of the Company shall be paid by the Company.

(b)           From and after the date hereof, Investor shall use its commercially reasonable efforts to obtain, as promptly as practicable, any Consents and Governmental Approvals required on the part of Investor in connection with the transactions contemplated by the Company Agreements to which it is a party, in respect of which commercially reasonable efforts shall not include, without limitation, agreeing to or effecting, by undertaking, consent decree, hold separate order or otherwise, (1) the sale, divestiture or disposition of businesses or assets of Investor or any of its Affiliates, or (2) the taking of any action that would limit the freedom of action of Investor or any of its Affiliates.  The fees and expenses related to obtaining such Consents and Governmental Approvals on the part of Investor shall be paid by Investor.

4.3.           Securities Laws.  The Company shall timely make all filings and reports relating to the offer and sale of the Shares required under applicable securities Laws, including any “blue sky” laws of the states of the United States.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.  Neither the Company nor any of its Subsidiaries shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Shares in a manner that could require the registration of the Shares under the Securities Act.

4.4.           Proxy Material; General Meeting.  The Company shall (a) as promptly as reasonably practicable (but in any event no later than two Business Days after the date hereof), file with the SEC a preliminary proxy statement (as amended and supplemented, the “Company Proxy Statement”) relating to the General Meeting including the proposals which require a Requisite Vote, (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to Investor promptly upon receipt, (c) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the General Meeting, (e) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the General Meeting, and (f) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the General Meeting.  The Company shall provide Investor a reasonable opportunity to review any material amendments to the portions of the Company Proxy Statement that refer to Investor or describe the transactions contemplated by this Agreement or the Time Warner Loans prior to filing the same with the SEC.  The Company’s Board of Directors shall take all reasonable lawful action to solicit the Requisite Vote.

4.5.           Terms of Cash Tender Offers.  The Company shall (a) as promptly as reasonably practicable (but in any event no later than two Business Days after the date hereof), (1) file with the SEC a Schedule TO (the “Schedule TO”) relating to a cash tender offer for the 2013 Notes, the form of which has been previously reviewed by Investor (the “2013 Tender Offer”) and (2) deliver to the holders of the 2014 Notes and 2016 Notes, as applicable, offers to purchase such 2014 Notes and the 2016 Notes (together with the 2013 Tender Offer, the “Cash Tender Offers”), the forms of which offers to purchase have been previously reviewed by Investor, (b) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to Investor promptly upon receipt, (c) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (d) use all reasonable efforts to file or deliver all other documents and materials which may be required or requested by a Governmental Entity in connection with the Cash Tender Offers, (e) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Cash Tender Offers and (f) accept for payment notes tendered in the Cash Tender Offers when the conditions to such Cash Tender Offers have been satisfied or waived.  The Company shall not make any material change to the terms of the Cash Tender Offers without the prior written consent of Investor, provided, that such consent shall not be required for the Company to make the changes described on Schedule 4.5 attached hereto.

4.6.           Terms of Debt for Equity Exchanges.

(a)           From the date hereof until Outside Date, in the event no Time Warner Loans were drawn on or before such date, or the 180th day following the Loan Disbursement Date, the Company shall notify the Investor in writing at least three (3) Business Days prior to the commencement of any Repurchases structured as exchanges of shares of Class A Common Stock for outstanding 2015 Notes (“Debt-For-Equity Exchanges”).  During the period between the delivery of the notice required by this Section 4.6(a) and the Option Expiration Date, the Company shall consult with the Investor regarding such Debt-For-Equity Exchanges and allow the Investor to have reasonable access to and consultation with the officers and employees of, and advisors to, the Company who are responsible for the Debt-For-Equity Exchanges.

(b)           Notwithstanding anything to the contrary herein, the Company shall not offer or consummate any Debt-For-Equity Exchange that does not comply with the parameters set forth on Schedule 4.6(b).

4.7.           Proceeds Cap.  From the date hereof until the earlier of (i) the Outside Date, in the event no Time Warner Loans were drawn on or before such date, (ii) the date on which the Time Warner Loans have been repaid in full or (iii) the 180th day following the Loan Disbursement Date, the Company shall not make any Equity Offering if the aggregate amount of Net Proceeds from all Equity Offering during such period, including proceeds received by the Company in connection with the Investor’s exercise of its preemptive rights on the terms of the Side Letter, would exceed the Proceeds Cap.

4.8.           Refinancing.  The Company shall use commercially reasonable efforts to refinance (i.e., retire) the 2014 Notes on or prior to May 18, 2013.

4.9.           Ratings Decline.  The company and the Investor will consult with each other prior to termination of the Voting Agreement under the circumstances contemplated by Section 8.2 thereof and, after such consultation, the Company will consult with Investor prior to taking any action that would be reasonably likely to result in a Ratings Decline (as defined in the 2014 Notes Indenture) and shall take no such action to which the Investor has reasonably objected.

4.10.         Public Announcements.  The parties agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any party or their respective Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such announcement may, in the reasonable judgment of the releasing party, be required by Law, or any rule or regulation of any securities exchange on which securities of the releasing party are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, the press release(s) to be issued announcing the execution of this Agreement and the related Repurchases shall be mutually agreed by the parties prior to release.

ARTICLE V
CONDITIONS TO CLOSING

5.1.           Conditions to the Obligations of the Company and Investor.  On or prior to the Subscription Closing Date, the obligations of the Company and Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver of the following conditions:

(a)           No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

(b)           Consents and Governmental Approvals.  The parties shall have received all necessary Consents and Governmental Approvals.

(c)           Shareholder Approval.  The Requisite Vote shall have been obtained.

5.2.           Conditions to the Obligations of Investor.  The obligation of Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Investor on or prior to the Subscription Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.1(d) of this Agreement or that are qualified as to materiality or Material Adverse Effect shall be true at and as of the date hereof and at and as of the Subscription Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Subscription Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(b)           Material Adverse Change.  There shall not have been a Material Adverse Change from the date hereof to the Subscription Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(c)           Performance of Obligations.  The Company shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement and the Side Letter required to be performed or complied with by it on or prior to the Subscription Closing Date, and Investor shall have received a certificate signed by an officer of the Company to the foregoing effect.

(d)           Issuance of Shares.  The Company shall issue the Subscription Shares to Investor.

(e)           NASDAQ Qualification.  The Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.  The Class A Common Stock shall not have been delisted on NASDAQ.

(f)           Investor Rights Amendment.  The Investor Rights Amendment shall be in full force and effect.

(g)           Outstanding Options.  Except for certain options exercisable for Class B Common Stock as set forth in the Company Reports, the Company shall have no outstanding equity securities or voting securities, or securities convertible, exercisable or exchangeable into equity securities or voting securities, other than Class A Common Stock or securities convertible, exercisable or exchangeable into shares of Class A Common Stock (taking into account the conversion of the Class B Common Stock after the delivery of the RSL Conversion Notice and the TW Conversion Notice).

(h)           Conversion Notice.  The RSL Conversion Notice shall have been duly executed and delivered to the Company and be effective.

5.3.           Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Subscription Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Investor contained in this Agreement that are qualified as to materiality shall be true at and as of the date hereof and at and as of the Subscription Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date) and (ii) the other representations and warranties of Investor contained in this Agreement and in any certificate or other writing delivered by Investor pursuant hereto shall be true in all material respects at and as of the date hereof and at and as of the Subscription Closing Date as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been true at and as of such date), and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(b)           Performance of Obligations.  Investor shall have performed and complied with, in all material respects, all of the obligations and conditions in this Agreement, the Credit Agreement and the Side Letter required to be performed or complied with by it on or prior to the Subscription Closing Date, and the Company shall have received a certificate signed by an authorized officer of Investor to the foregoing effect.

(c)           Payment of Subscription Proceeds.  Investor shall have paid the Subscription Proceeds to the Company.

(d)           Investor Rights Amendment.  The Investor Rights Amendment shall be in full force and effect.

(e)           Conversion Notice.  The TW Conversion Notice shall have been duly executed and delivered to the Company and be effective.

ARTICLE VI
INDEMNIFICATION

6.1.           Survival of Representations and Warranties.  All representations and warranties under this Agreement shall survive the Subscription Closing until the expiration of one (1) year following the Subscription Closing Date.  All agreements and covenants contained in this Agreement shall survive the Subscription Closing indefinitely (except to the extent expressly provided in this Agreement).

6.2.           Indemnification.

(a)           Notwithstanding any investigation at any time made by or on behalf of Investor or any Investor Indemnified Persons or any knowledge (other than the actual knowledge (as demonstrated by the Company) of any directors of the Company that are employees of Time Warner Inc. or one of its subsidiaries based on information contained in written materials provided to all similarly situated directors of the Company in the context of their role as directors) or information that Investor or any Investor Indemnified Person may now have or hereafter obtain, from and after the Subscription Closing Date, the Company shall indemnify, defend and hold harmless Investor and Investor’s members, officers, directors, employees, agents, Affiliates and representatives (collectively with Investor, the “Investor Indemnified Persons”) against, and shall compensate and reimburse such Investor Indemnified Persons for, any and all losses, liabilities, damages, diminution in value of the Shares (other than diminution in value of the Shares suffered or sustained in the case of any indemnity obligations solely pursuant to clause (iii) of this Section 6.2(a)) and expenses, including all reasonable costs and expenses related thereto or incurred in enforcing this ARTICLE VI (“Losses”) that any Investor Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising directly from the breach of any of the representations or warranties of the Company contained in this Agreement, (ii) arising directly from the breach of any covenant or agreement of the Company contained in this Agreement, or (iii) arising directly from any action, suit, claim, proceeding or investigation instituted against such Investor Indemnified Person by any Governmental Entity, any holder of equity securities of the Company who is not an Affiliate of such Investor Indemnified Person, or any other Person (other than the Company) who is not an Affiliate of such Investor Indemnified Person relating to this Agreement or the transactions contemplated by the Company Agreements (unless such action resulted from a breach of such Investor Indemnified Person’s representations, warranties or agreements contained in any Company Agreement or any violations by such Investor Indemnified Person of state or federal securities laws or any conduct by such Investor Indemnified Person which constitutes fraud).

(b)           From and after the Subscription Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Company or any Company Indemnified Persons or any knowledge or information that the Company or any Company Indemnified Person may now have or hereafter obtain, Investor shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons” and together with Investor Indemnified Persons, the “Indemnified Persons”) against, and will compensate and reimburse such Company Indemnified Persons for, any and all Losses that any Company Indemnified Person has suffered or sustained (regardless of whether or not such Losses relate to a third party claim) (i) arising from the breach of any of the representations or warranties of Investor contained in this Agreement or (ii) arising from the breach of any covenant or agreement of Investor contained in this Agreement and none of the Company Indemnified Persons shall be liable to Investor or any holder of equity securities of Investor for or with respect to any such Loss.

(c)           The parties hereto hereby acknowledge and agree that for purposes of this ARTICLE VI, in determining whether any representation or warranty has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “material adverse effect,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.  The parties hereto hereby further acknowledge and agree that any claim for indemnification made in writing in accordance with the terms of this ARTICLE VI on or prior to the applicable expiration date with respect to any such claim as set forth herein shall survive the Subscription Closing and any such applicable expiration date until the final resolution thereof.

(d)           In the case of any claim asserted by an Indemnified Person under this Agreement, notice shall be given by such Indemnified Person to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Person shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Person, and the Indemnified Person may participate in such defense at such Indemnified Person’s expense and (ii) the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Any settlement or compromise of such asserted claim by the Indemnifying Party shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by or on behalf of the Indemnifying Party) that provides a full release of the Indemnified Person with respect to such matter and does not contain an admission of liability on the part of the Indemnified Person and will not have an ongoing adverse effect on the business or operations of the Indemnified Person.

(e)           Absent fraud, willful misconduct or gross negligence by the party against whom a remedy is sought, from and after the Subscription Closing, the sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be (a) monetary damages in accordance with the indemnification provisions set forth in this ARTICLE VI and (b) the remedies set forth in Section 8.7.

(f)           Notwithstanding any provision herein to the contrary, the maximum liability of the Company with respect to the Losses suffered by Investor Indemnified Person as a result of any breach of any representation or warranty shall be an aggregate amount equal to the sum of the Subscription Proceeds plus the proceeds received by the Company in connection with the Investor’s exercise of its preemptive rights on the terms of the Side Letter plus amounts of principal and accrued interest, fees and penalties due under the Time Warner Loans which were cancelled pursuant to the exercise of the Company Option or Investor Option, provided that the Company will be required to indemnify any Investor Indemnified Person for any breaches of representations and warranties only if such Losses in the aggregate exceed $500,000 and then only to the extent such Losses exceed such amount.

(g)           Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages.  The foregoing shall not limit in any respect any claim based on diminution of value of the Shares.

(h)           Any indemnification of an Indemnified Person by an Indemnifying Party pursuant to this ARTICLE VI shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Person within fifteen (15) Business Days after the determination thereof.

ARTICLE VII
TERMINATION

7.1.           Termination.  This Agreement may be terminated at any time:

(a)           by the mutual written consent of the Company and Investor;

(b)           by the Investor if the Company has not made any Repurchases on or before the Outside Date;

(c)           by either the Company or Investor if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement and the Company Agreements and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;

(d)           by either the Company or Investor if the Subscription Closing has not occurred on or before February 1, 2013, provided that the right to terminate this Agreement under this clause (d) will not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has been the cause of, or resulted in, the failure of such Subscription Closing to occur on or before such date;

(e)           by Investor if the Company shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof; or

(f)            by the Company if Investor shall have materially breached the terms of this Agreement and such breach is not cured within twenty (20) Business Days after receiving notice thereof.

7.2.           Effect of Termination.  In the event that this Agreement is terminated under Section 7.1, all further obligations of the parties under this Agreement, other than pursuant to Section 4.10 and this Section 7.2 and ARTICLE VIII, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Agreement prior to such termination.

7.3.           Termination-in-Part by the Company; Effect of Termination-in-Part.  The obligations of the parties under ARTICLE II, Section 4.5, Section 4.6, and Section 4.7 of this Agreement may be terminated at any time by the Company if the Company has not made any Repurchases on or before the Outside Date; provided, that such termination by the Company shall not terminate the obligations of the parties under any other section of this Agreement in respect of the Subscription Shares.

ARTICLE VIII
DEFINITIONS AND MISCELLANEOUS

8.1.           Definitions.  As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

(a)           “2013 Notes” means the 3.50% Senior Convertible Notes due 2013 issued by the Company under the 2013 Notes Indenture.

(b)           “2013 Notes Indenture” means the Indenture dated as of March 10, 2008, between the Company, as Issuer, the subsidiary guarantors party thereto and the Bank of New York, as Trustee, governing the 2013 Notes.

(c)           “2014 Notes” means the Senior Floating Rate Notes due 2014 issued by the Company under the 2014 Notes Indenture.

(d)           “2014 Notes Indenture” means the Indenture dated as of May 16, 2007, between the Company, as Issuer, the subsidiary guarantors party thereto and BNY Corporate Trustee Services Limited, as Trustee, governing the 2014 Notes.

(e)           “2015 Notes” means the 5.0% Senior Convertible Notes due 2015 issued by the Company under the 2015 Notes Indenture.

(f)           “2015 Notes Indenture” means the Indenture dated as of February 18, 2011 between the Company, as Issuer, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, governing the 2015 Notes.

(g)           “2016 Notes” means the 11.625% the Senior Notes due 2016 issued by the Company under the 2016 Notes Indenture.

(h)           “2016 Notes Indenture” means the Indenture dated as of September 17, 2009, between the Company, as Issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon (London Branch), as Trustee, governing the 2016 Notes.

(i)           “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, that Time Warner Inc. shall not be an Affiliate of the Company for purposes of this definition.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

(j)           “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

(k)           “Bye-laws” means the Amended and Restated Bye-Laws of the Company, dated as of June 3, 2008.

(l)           “Company Agreements” means, collectively, this Agreement, the Investor Rights Amendment and the Side Letter.

(m)           “Company Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act after January 1, 2011.

(n)           “Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

(o)           “Equity Offerings” means one or more offerings by the Company of shares of Class A Common Stock for cash, including any participation in such offerings by Investor or its Affiliates pursuant to Section 7 of the Investor Rights Agreement.

(p)           “General Meeting” means the 2012 annual general meeting of the shareholders of the Company currently scheduled to take place on the date provided in the Company Proxy Statement at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda at 10 a.m. or any postponement or adjournment thereof.

(q)           “Governmental Approvals” means any Consent of, made with or obtained from, any Governmental Entity.

(r)           “Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.

(s)           “Group Cap End Date” means the date that is 61 days after the date on which the number of outstanding shares of Class A Common Stock owned by Investor, when aggregated with the outstanding shares of Class A Common Stock of any group (as this term is used in Section 13(d)(3) of the Exchange Act) that includes Investor and any of its Affiliates, would not result in Investor being a beneficial owner (as this term is used in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A Common Stock of the Company.

(t)           “Investor Rights Agreement” means that certain Investor Rights Agreement, by and among the Company, Ronald S. Lauder, RSL Savannah LLC, RSL Investment LLC, RSL Investments Corporation, and an Affiliate of Investor, dated as of May 18, 2009, as amended.

(u)           “Investor Rights Amendment” means the amendment to the Investor Rights Agreement attached hereto as Exhibit A.

(v)           “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

(w)           “Material Adverse Effect” or “Material Adverse Change” means, with respect to the Company, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to  the business, assets, results of operations or financial condition of the Company and the Company’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Company to consummate the transactions contemplated by the Company Agreements or to otherwise perform its obligations under the Company Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect or a Material Adverse Change:  (a) a change in the market price or trading volume of the Class A Common Stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect or Material Adverse Change has occurred); (b) (i) changes in conditions in the global economy, the economies of the countries in which the Company and the Company’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Company and the Company’s Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the date hereof; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of the Company Agreements and the transactions contemplated thereby; (e) natural disasters; (f) any affirmative action knowingly taken by Investor that could reasonably be expected to give rise to a Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); (g) any action taken by the Company at the request or with the express consent of Investor; and (h) with respect to Section 5.2(b) only, any adverse effect, event, development or change to the business, results of operations or financial condition of the Company or the Company’s Subsidiaries that is cured before the Subscription Closing Date.

(x)           “Net Proceeds” means the gross cash proceeds received in a financing transaction, less commissions, advisor fees, filing fees and other reasonable transaction fees and expenses.

(y)           “Option Expiration Date” shall be the 8th Business Day following the 180th day after the Loan Disbursement Date.

(z)           “Option Shares” shall mean a number of shares of Class A Common Stock equal to a number calculated as (a) the principal amounts due under the Time Warner Loans outstanding on the Company Option Closing Date or the Investor Option Closing Date, plus any accrued and unpaid interest (calculated up to and including the day prior to the Company Option Closing Date or the Investor Option Closing Date), fees and penalties, divided by (b) the TW Purchase Price, with the number of shares of Class A Common Stock determined pursuant to such calculation rounded down to the nearest whole number.

(aa)           “Outside Date” means the date 180 days after the date hereof.

(bb)           “Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(cc)           “Proceeds Cap” means an amount of Net Proceeds equal to the lesser of (i) $300,000,000 and (ii) two times (2.0x) the principal amount of Time Warner Loans as of the initial drawing of each tranche thereunder.

(dd)           “Relevant Equity Securities” means (i) outstanding shares or other equity interests (including the shares of Class A Common Stock and Class B Common Stock) of the Company and (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Company; provided, that shares of Class A Common Stock into which the outstanding 2013 Notes and 2015 Notes are convertible shall not be included in Relevant Equity Securities.

(ee)           “Requisite Vote” means the approval of (i) an increase in the number of shares of Class A Common Stock which the Company is authorized to issue to at least 200,000,000 and (ii) the transactions contemplated hereby and by the RSL Subscription Agreement, including the issuance of the Shares to Investor and shares of Class A Common Stock under the RSL Subscription Agreement, in each case by a majority of the votes cast by the holders of the Class A Common Stock and the Class B Common Stock entitled to vote thereon, voting together as a single class.

(ff)           “RSL Conversion Notice” means a notice from RSL Investments Corporation and its Affiliates electing to convert their shares of Class B Common Stock to shares of Class A Common Stock, substantially in the form attached hereto as Exhibit B.

(gg)           “RSL Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company, RSL Capital LLC and Ronald S. Lauder, dated as of the date hereof.

(hh)           “RSL Subscription Agreement” means that certain Subscription Agreement by and between the Company, RSL Capital LLC and Ronald S. Lauder, dated as of the date hereof.

(ii)           “SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

(jj)           “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(kk)           “Series A Convertible Preferred Share” means  the share of the Preferred Stock of the Company that is designated and issued pursuant to Section 2.5 hereof and is automatically convertible into a number of shares of Class A Common Stock on the Group Cap End Date, which share shall be entitled to one vote for each share of Class A Common Stock into which such share is convertible and have such other rights as are set forth on Schedule 8.1 attached hereto.

(ll)           “Side Letter” means that certain letter agreement between the Company and the Investor dated the date hereof.

(mm)           “Standstill Cap” means the amount of voting securities of the Company that would cause Investor, together with Affiliates of Investor to become the beneficial owner (as this term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, of more than 49.9% of the outstanding voting securities of the Company.

(nn)           “Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(oo)           “TW Conversion Notice” means a notice from the Investor electing to convert its shares of Class B Common Stock to shares of Class A Common Stock, substantially in the form attached hereto as Exhibit C.

(pp)           “TW Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and an Affiliate of Investor, dated as of May 18, 2009, as amended.

(qq)           “Voting Agreement” means that certain Irrevocable Voting Deed and Corporate Representative Appointment, by and among RSL Savannah LLC, an Affiliate of Investor and the Company, dated as of May 18, 2009, as amended.

8.2.           Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

if to the Company, to:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Facsimile: +420-242-464-483
Attention: Legal Counsel

with a copy to (which shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention:          Jeffrey A. Potash
Eric W. Blanchard
Christopher P. Peterson
Facsimile:           (212) 259-6333

if to Investor, to:

Time Warner Media Holdings B.V.
c/o Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attention:          General Counsel
Facsimile:           (212) 484-7167

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:          William H. Gump
Thomas Mark
Facsimile:           (212) 728-8111

8.3.          Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

8.4.          Assignment.  Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, however, that Investor shall be entitled to assign its rights and obligations hereunder to an Affiliate, provided such Affiliate agrees to be bound by the terms hereof and those of the TW Registration Rights Agreement and the Investor Rights Agreement.

8.5.           Applicable Law; Consent to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 8.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

8.6.           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 8.6.

8.7.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such parties are entitled.

8.8.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

8.9.           Expenses.  Each party will be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

8.10.         Successors and Assigns.  This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

8.11.         No Third Party Beneficiaries.  Nothing in this Agreement will confer any rights upon any person, other than Indemnified Persons with respect to Article VI, that is not a party or a successor or permitted assignee of a party to this Agreement.

8.12.         Entire Agreement.  This Agreement, together with the Company Agreements, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.

8.13.         Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Annexes are to exhibits and annexes attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively; (iii) the word “or” shall be disjunctive but not exclusive; (iv) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); and (v) a reference to a statute, regulations, proclamation, ordinance or by-law includes all statutes, regulations, proclamation, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

8.14.         Descriptive Headings.  The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

8.15.         Severability.  Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ David Sach
Name: David Sach
Title: Chief Financial Officer

[Subscription and Equity Commitment Agreement – Signature Page]

TIME WARNER MEDIA HOLDINGS B.V.

By:	/s/ Steven Kapner
Name: Steven Kapner
Title: Director

[Subscription and Equity Commitment Agreement – Signature Page (cont.)]